NON-COMPETITION, CONFIDENTIALITY AND
              CONTINUITY OF BUSINESS DEALINGS
                        UNDERTAKING


     This NON-COMPETITION, CONFIDENTIALITY AND CONTINUITY
OF BUSINESS DEALINGS UNDERTAKING dated effective October
5, 1998 by Robert D. Bleyl, whose address is 960 East 155
South, Lindon, Utah 84042 (hereinafter called the
"Seller"), in favor of VENTURI TECHNOLOGIES, INC., a Nevada corporation with its principal place of business at 1327 North State Street, Orem, Utah 84057 (hereinafter called the "Company").

                   W I T N E S S E T H:

     WHEREAS, the Company has entered into an Agreement of Purchase and Sale of Assets, dated effective as of October 5, 1998 (the "Agreement"), with Seller and
Disaster Plus Corp. pursuant to which the Company purchased and Disaster Plus Corp. sold, substantially all of Disaster Plus Corp.'s business, assets, properties, goodwill and (the "Seller's Assets"); and

     WHEREAS, the Agreement requires that Seller execute and deliver this Undertaking pursuant to which the rights of Seller to compete against the Company or disclose the Company's confidential information are restricted so as to protect the Company's proprietary rights and interests.

     NOW, THEREFORE, in consideration of the covenants set forth herein and in the Agreement, and other good and valuable consideration, the receipt of which by the undersigned is hereby acknowledged, and in order to induce the Company to purchase the Seller's Assets pursuant to the terms of the Agreement, the undersigned hereby undertakes and agrees as follows:

          1.   Non-Competition.  The undersigned
     agrees that he will not, for a period of one
     (1) year from the date of the closing of the transactions contemplated by the Agreement
     (hereinafter called the "Closing"), or, if the undersigned shall be or become an employee of the Company, for a period of one (1) year after the termination of undersigned's employment, whichever is later (the "Limited Period"), directly, or indirectly, constructively or beneficially, anywhere in the United States in which Purchaser is doing business, during the Limited Period, own, manage, operate or control, or participate in the ownership, management, operation or control of, or be connected with or have any interest in, as a stockholder, director, officer, employee, agent, consultant, partner, officer, employee, agent, consultant, partner or otherwise, (a) any business which manufactures, produces, sell or distributes carpet cleaning solutions, solvents, chemicals, formulas, tools or equipment or any other products similar to those that have been manufactured, produced, sold or distributed by the Company or which are competitive therewith or (b) any other business which is competitive with any business conducted by the Company or any of its subsidiaries during the Limited Period;
     provided, however, that nothing contained herein shall prohibit the undersigned from owning (beneficially or record title) less than 5% of any class of securities listed on a national securities exchange or traded publicly in the over-the-counter market; and provided further, that nothing contained herein shall be deemed to prohibit the undersigned from engaging in any business that is substantially the same in terms of techniques, customers and geographic area as the business in which the undersigned was engaged immediately prior to the Closing. If any provision of this paragraph is held to be unenforceable because of the scope, duration or area of its applicability, the court making such determination shall have the power to modify such scope, duration or area or all of them, and such provision shall then be applicable in such modified form.

          2.   Confidentiality.  Seller shall not
     disclose to any third party or use in any way for his own or another's benefit any of the Company's
     Confidential Information as defined herein. Seller shall not copy or create documents containing
     Company's Confidential Information without the prior written approval of Company. All such copies and documents shall be returned to Company or destroyed upon Company's request. For purposes of this Agreement "Confidential Information" includes, but is not limited to, intellectual property, customer names or lists, the names or any lists of any employees, consultants, contractors or advisors, any strategies, plans, forecasts, systems, processes, procedures, techniques, methods, technologies, software, hardware, ideas, products, specifications, data, formulas, patterns, compilations, programs, devices, methods, contracts, records, manuals, policies, financial information and any other business information; provided, however, that the foregoing shall not be considered to be confidential if it is information that Seller had prior to the time Seller entered into negotiations with the Company leading up to the Closing of the transaction contemplated in the Agreement, or if it is information that is publicly known or nonproprietary generic knowledge. Seller acknowledges that Company owns such Confidential Information and that Seller is not acquiring any right, title or interest in or to such Confidential Information.

          3.   Continuity of Business.  The
     undersigned will use his best efforts to preserve the business of Seller, to keep available to the Company the services of Seller's present employees and agents and to preserve for the Company Seller's present business relations with its suppliers, distributors, customers and others, and the undersigned shall not, either before or after the Closing, commit any act, or in any way assist others to commit any act, which will injure the Company or the business heretofore conducted by Seller.

          4.   Enforcement.  Since the Company will
     be irreparably damaged if the provisions hereof are not specifically enforced, the Company shall be entitled to an injunction restraining any violation of this Undertaking by the undersigned (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy which the Company may have.

     This Undertaking shall inure to the benefit of the Company and its successors and assigns, shall be binding upon the undersigned and his or its successors and assigns and may not be modified or terminated orally.

                                   SELLER:



                                    s/
                                   Robert D. Bleyl